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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): April 7, 2000


                       TRANSACT TECHNOLOGIES INCORPORATED
             (Exact name of registrant as specified in its charter)



          Delaware                                    0-21121                                06-1456680
(State or other jurisdiction                  (Commission file number)                      (I.R.S. employer
      of incorporation)                                                                   identification no.)



   7 Laser Lane, Wallingford, CT                                                                 06492
(Address of principal executive offices)                                                       (Zip Code)


Registrant's telephone number, including area code:  (203) 269-1198
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Item 5.  Other Events.

         On April 7, 2000, TransAct Technologies Incorporated (the "Company") sold an aggregate of 4,000 shares of Series B Cumulative Convertible Preferred Stock (the "Series Preferred Stock") and warrants to purchase 44,444 shares of its Common Stock (the "Warrants") to Advance Capital Partners, L.P. and its affiliate for an aggregate purchase price of $4 million. After deducting placement agent commissions and other offering expenses, the Company received net proceeds of approximately $3.8 million from the sale. The Company intends to use the net proceeds for general working capital purposes, including the Company's inkjet printer development programs and various marketing initiatives.

         Dividends on the Series B Preferred Stock accrue at the rate of 7% per annum and are payable on a quarterly basis. Each share of Series B Preferred Stock is convertible, at the option of the holder in any event and automatically upon the occurrence of certain specified events, into 111.11 shares of Common Stock (subject to adjustment upon the occurrence of certain specified events). The holders of the Series B Preferred Stock are entitled to elect one director to serve on the Company's Board of Directors. On all matters other than the election of directors, the holders of the Series B Preferred Stock are entitled to vote as a single class with the holders of the Common Stock and each share of Series B Preferred Stock is entitled to the number of votes that is equal to the number of shares of Common Stock into which the Series B Preferred Stock is convertible. The holders of Series B Preferred Stock are entitled to certain registration rights with respect to the Common Stock into which the Series A Preferred Stock is convertible and the Common Stock issuable upon exercise of the Warrants.

         The Warrants are exercisable through April 7, 2005 at a price per share of Common Stock of $9.00 (subject to adjustment upon certain specified events).

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TRANSACT TECHNOLOGIES INCORPORATED



                                       By /s/ Richard L. Cote
                                          -------------------------------------
                                          Richard L. Cote
                                          Executive Vice President,
                                          Chief Financial
                                          Officer and Secretary

Date: April 25, 2000

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